Exhibit 99

     AMERICAN PHYSICIANS CAPITAL, INC. REPORTS FIRST QUARTER 2006 RESULTS

PR Newswire -- April 27, 2006

EAST LANSING, Mich., April 27 /PRNewswire-FirstCall/ -- American Physicians Capital, Inc. (APCapital) (Nasdaq: ACAP) today announced net income of $8.9 million or $1.05 per diluted common share for the first quarter of 2006. This compares to net income of $7.3 million, or $.82 per diluted common share for the 2005 first quarter.

"We have successfully implemented our business strategy and remain committed to maximizing shareholder value," said President and Chief Executive Officer R. Kevin Clinton. "Even though we are beginning to experience increased competition in the market place, our innovative underwriting approach should allow us to identify and select lower risk accounts and maintain our underwriting margins."

In the first quarter of 2006, the Company made four important changes to its financial reporting and operating practices.

1. Due to the insignificance of the run-off on non-medical professional liability business, we are now reporting all operating results as one segment. Previously, we had reported these run-off results as the "Other Insurance" segment.

2. As a result of a change in the ownership status of PIC Florida, we are no longer consolidating the results of PIC Florida into the accounts of APCapital. Our investment in PIC Florida is now reported utilizing the "equity method" of accounting.

3. Effective January 1, 2006, we began expensing the remaining unvested options. In the first quarter of 2006 we recognized an incremental option expense of $147,800.

4. We modified our reinsurance agreement effective January 1, 2006, whereby we retain 50% of any loss over $500,000 up to our highest policy limit of $2.0 million. However, the majority of policies have limits of $1.0 million or less. In addition, our reinsurance treaty is no longer swing- rated.

                         Consolidated Income Statement
                             (Dollars in thousands)

                                                          Three Months Ended
                                                               March 31,
                                                       ------------------------
                                                          2006          2005
                                                       ----------    ----------
Direct Premiums Written:
  APCapital                                            $   41,521    $   48,124
  PIC Florida                                                   -         1,818
                                                       $   41,521    $   49,942

Net Premiums Written                                   $   38,965    $   42,231

Net Premiums Earned                                    $   37,443    $   43,893
Incurred Loss and Loss Adjustment Expenses:
  Current Accident Year Losses                             28,985        36,077
  Prior Year Losses                                        (2,108)         (228)
     Total                                                 26,877        35,849

Underwriting Expenses                                       7,677         9,130
  Underwriting Income (Loss)                                2,889        (1,086)
Investment Income                                          11,103        10,642
Other Income (1)                                              489           168
Other Expenses                                             (1,309)       (2,133)
  Pre-tax Income                                           13,172         7,591
Federal Income Taxes                                        4,309           170
Minority Interest                                               -           (89)
  Net Income                                           $    8,863    $    7,332

Loss Ratio:
  Current Accident Year                                      77.4%         82.2%
  Prior Year Development                                     -5.6%         -0.5%
  Calendar Year                                              71.8%         81.7%

Underwriting Expense Ratio                                   20.5%         20.8%

Combined Ratio                                               92.3%        102.5%

(1) Includes realized gains and losses

Direct premiums written were $41.5 million in the first quarter of 2006, down $8.4 million or 16.9% from the same period a year ago. This decrease was partially caused by the impact of no longer consolidating PIC Florida ($1.8 million) and the exit from the health line ($1.1 million). In addition, we have experienced price competition in selected markets causing premium reductions in Illinois, Kentucky and Michigan. Net premiums earned in the first quarter of 2006 were down $6.5 million or 14.7% from the first quarter of 2005. The decline in net premiums earned was not as great as the decline in direct premiums written due to the change in reinsurance terms. The insured physician policies-in-force count at March 31, 2006 totaled 9,472, which is down less than 1% from the end of 2005.

The 2006 first quarter loss ratio was 71.8% with $2.1 million of positive development from prior accident years. This represents a significant improvement from the 81.7% loss ratio reported in the first quarter of 2005. The improved loss ratio is the result of past rate increases and the improved book-of-business we have developed over the last four years. On an accident year basis, the loss ratio has decreased from 82.2% in the first quarter of 2005 to 77.4% in the first quarter of 2006. The number of claims reported in the first quarter of 2006 was 308, down from 347 in the fourth quarter of last year and 404 reported in the first quarter of 2005.

The underwriting expense ratio was relatively flat at 20.5% for the first quarter of 2006. Other expenses are down $824,000 or 38.6% due to lower Sarbanes-Oxley/404 costs, intangibles being fully amortized, and lower investment expenses.

Investment Income

Investment income was $11.1 million in the first quarter of 2006, compared to $10.6 million for the same period in 2005. The overall investment yields increased from 5.14% in the first quarter 2005 to 5.28% in the first quarter of 2006. In the first quarter of 2006, we purchased $192.5 million of tax- exempt securities. We now have a 24.5% allocation of our cash and investment portfolio in tax-exempt securities. The average return on these tax-exempt securities is 3.8%. As a result, we anticipate our gross investment returns to decline in the future.

Balance Sheet and Equity Information

APCapital's total assets were $1.089 billion at March 31, 2006, down $20.1 million from December 31, 2005. At March 31, 2006, the Company's total shareholders' equity was $263.0 million, up from $261.2 million at December 31, 2005, as a result of our first quarter net income. However, net unrealized gains on the Company's available-for-sale investments decreased $1.9 million, net of tax, during the first quarter of 2006 and the Company utilized $6.1 million of equity to repurchase shares in the quarter.

APCapital's book value per common share was $31.93 at March 31, 2006, based on 8,235,582 common shares outstanding, compared to $31.35 at December 31, 2005.

Stock Repurchase Program

The Company repurchased 127,500 shares of its common stock during the first quarter of 2006 at an average cost of $47.92 per share. Under the November 2, 2005 authorization, the Company has approximately 282,400 shares available for repurchase at March 31, 2006. On April 6, 2006, the Company's Board of Directors authorized an additional share repurchase of $20 million of its common shares. The Board also adopted a plan under Rule 10b5-1 of the Securities Exchange Act of 1934 to repurchase its common shares pursuant to this authorization.

Outlook

"We are pleased with the continued profitability of our Company," said Clinton. "We have enhanced our shareholder value through our strong operating results and share repurchase program. We continue to evaluate opportunities to further increase shareholder value."

Conference Call

APCapital's website, http://www.apcapital.com , will host a live Webcast of its conference call in a listen-only format to discuss 2006 first quarter results on April 28, 2006 at 10:00 a.m. Eastern time. An archived edition of the Webcast can be accessed by going to the Company's website and selecting "For Investors," then "Webcasts." For individuals unable to access the Webcast, a telephone replay will be available by dialing 1-888-286-8010 or (617) 801-6888 and entering the conference ID code: 39799490. The replay will be available through 11:59 p.m. Eastern time on May 2, 2006.

Corporate Description

American Physicians Capital, Inc. is a regional provider of medical professional liability insurance focused primarily in the Midwest markets through American Physicians Assurance Corporation and its other subsidiaries. Further information about the companies is available on the Internet at http://www.apcapital.com .

Forward-Looking Statement

Certain statements made by American Physicians Capital, Inc. in this release may constitute forward-looking statements within the meaning of the federal securities laws. When we use words such as "will," "should," "believes," "expects," "anticipates," "estimates" or similar expressions, or make statements in the section titled "Outlook," we are making forward-looking statements. While we believe any forward-looking statements we have made are reasonable, they are subject to risks and uncertainties, and actual results could differ materially. These risks and uncertainties include, but are not limited to, the following:

* increased competition could adversely affect our ability to sell our products at premium rates we deem adequate, which may result in a decrease in premium volume, a decrease in our profitability, or both;

* our reserves for unpaid losses and loss adjustment expenses are based on estimates that may prove to be inadequate to cover our losses;

* our exit from various markets and lines of business may prove more costly than originally anticipated;

* tort reform legislation may have adverse or unintended consequences that could materially and adversely affect our results of operations and financial condition;

* if we are unable to obtain or collect on ceded reinsurance, our results of operations and financial condition may be adversely affected;

* the insurance industry is subject to regulatory oversight that may impact the manner in which we operate our business;

* our geographic concentration in certain Midwestern states and New Mexico ties our performance to the business, economic, regulatory and legislative conditions in those states;

* an interruption or change in current marketing and agency relationships could reduce the amount of premium we were able to write;

* a downgrade in the financial strength rating of our insurance subsidiaries could reduce the amount of business we were able to write;

* changes in interest rates could adversely impact our results of operation, cash flows and financial condition;

* our status as an insurance holding company with no direct operations could adversely affect our ability to meet our debt obligations and fund future share repurchases;

* any other factors listed or discussed in the reports filed by APCapital with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

APCapital does not undertake, and expressly disclaims any obligation, to update or alter its statements whether as a result of new information, future events or otherwise, except as required by law.

Definition of Non-GAAP Financial Measures

The Company uses operating income, a non-GAAP financial measure, to evaluate APCapital's underwriting performance. Operating income differs from net income by excluding the after-tax effect of realized capital gains and (losses).

Although the investment of premiums to generate investment income and capital gains or (losses) is an integral part of an insurance company's operations, the Company's decisions to realize capital gains or (losses) are independent of the insurance underwriting process. In addition, under applicable GAAP accounting requirements, losses may be recognized for accounting purposes as the result of other than temporary declines in the value of investment securities, without actual realization. APCapital believes that the level of realized gains and (losses) for any particular period is not indicative of the performance of our ongoing underlying insurance operations in a particular period. As a result, the Company believes that providing operating income (loss) information makes it easier for users of APCapital's financial information to evaluate the success of the Company's underlying insurance operations.

In addition to the Company's reported loss ratios, management also uses accident year loss ratios, a non-GAAP financial measure, to evaluate the Company's current underwriting performance. The accident year loss ratio excludes the effect of prior years' loss reserve development. APCapital believes that this ratio is useful to investors as it focuses on the relationships between current premiums earned and losses incurred related to the current year. Although considerable variability is inherent in the estimates of losses incurred related to the current year, the Company believes that the current estimates are reasonable.

                          Summary Financial Information
                                 APCapital, Inc.

                                                  March 31,    December 31,
Balance Sheet Data                                  2006           2005
---------------------------------------------   ------------   ------------
                                                   (In thousands, except
                                                      per share data)
Assets:
 Available-for-sale - bonds                     $    250,422   $    224,101
 Held-to-maturity - bonds                            495,158        345,702
 Other invested assets                                14,091         11,568
 Cash and cash equivalents                            94,487        272,988
 Cash and investments                                854,158        854,359

 Premiums receivable                                  44,701         50,729
 Reinsurance recoverable                             107,491        109,368
 Deferred federal income taxes                        40,938         44,039
 Other assets                                         41,943         50,833

  Total assets                                  $  1,089,231   $  1,109,328

Liabilities and Shareholders' Equity:
 Unpaid losses and loss adjustment
  expenses                                      $    685,481   $    689,857
 Unearned premiums                                    77,893         82,098
 Long-term debt                                       30,928         30,928
 Other liabilities                                    31,940         42,592
  Total liabilities                                  826,242        845,475

 Minority interest in consolidated
  subsidiary                                               -          2,641

 Common stock                                              -              -
 Additional paid-in-capital                           69,140         74,444
 Retained earnings                                   188,611        179,748
 Unearned stock compensation                               -            (84)
 Accumulated other comprehensive income:
  Net unrealized appreciation on
   investments, net of deferred
   federal income taxes                                5,238          7,104
 Shareholders' equity                                262,989        261,212

  Total liabilities and
   shareholders' equity                         $  1,089,231   $  1,109,328

Shares outstanding                                     8,236          8,333

Book value per share                            $      31.93   $      31.35

                          Summary Financial Information
                                 APCapital, Inc.

                                                     Three Months Ended
                                                         March 31,
                                                ---------------------------
Income Statement                                    2006           2005
---------------------------------------------   ------------   ------------
                                                   (In thousands, except
                                                      per share data)
Direct premiums written                         $     41,521   $     49,942

Net premiums written                            $     38,965   $     42,231

Net premiums earned                             $     37,443   $     43,893
Investment income                                     11,103         10,642
Net realized gains (losses)                               12            (66)
Other income                                             477            234
     Total revenues                                   49,035         54,703

Losses and loss adjustment expenses                   26,877         35,849
Underwriting expenses                                  7,677          9,130
Other expenses                                         1,309          2,133
  Total expenses                                      35,863         47,112

     Income before income taxes and
      minority interests                              13,172          7,591
Federal income tax expense                             4,309            170

     Income before minority interests                  8,863          7,421
Minority interest in net income of
 consolidated subsidiary                                   -            (89)

    Net income                                  $      8,863   $      7,332

Adjustments to reconcile net income
 to operating income:
 Net income                                     $      8,863   $      7,332
     Add back:
    Realized (gains) losses, net of tax                   (8)            43

Net operating income                            $      8,855   $      7,375

Ratios:

Loss ratio (1)                                          71.8%          81.7%
Underwriting ratio (2)                                  20.5%          20.8%
Combined ratio (3)                                      92.3%         102.5%

Earnings per share data:

Net income
    Basic                                       $       1.07   $       0.85
    Diluted                                     $       1.05   $       0.82

Net operating income
   Basic                                        $       1.07   $       0.85
   Diluted                                      $       1.05   $       0.83

Basic weighted average shares
 outstanding                                           8,265          8,648
Diluted weighted average shares
 outstanding                                           8,455          8,919

(1) The loss ratio is calculated by dividing incurred loss and loss adjustment expenses by net premiums earned.

(2) The underwriting ratio is calculated by dividing underwriting expenses by net premiums earned.

(3) The combined ratio is the sum of the loss and underwriting ratios.

                          Summary Financial Information
                                 APCapital, Inc.

                                                 For the Three Months Ended
                                                          March 31,
                                                ----------------------------
Selected Cash Flow Information                      2006            2005
---------------------------------------------   ------------    ------------
                                                       (In thousands)
Net cash provided by operating activities       $      8,757    $      1,024

Net cash used in investing activities           $   (181,904)   $    (89,631)

Net cash (used in) provided by
 financing activities                           $     (5,354)   $        900

Net decrease in cash and cash equivalents       $   (178,501)   $    (87,707)

                                 APCapital, Inc.
                             Supplemental Statistics
                         Medical Professional Liability

                                   Reported
Three Months Ended               Claim Count
---------------------            -----------
March 31, 2006                       308
December 31, 2005                    347
September 30, 2005                   361
June 30, 2005                        401
March 31, 2005                       404
December 31, 2004                    371
September 30, 2004                   431
June 30, 2004                        459
March 31, 2004                       525

                              Net Premium Earned (in thousands)
                         ------------------------------------------
                           APCapital
                           Excluding
                             PIC
Three Months Ended          Florida      PIC Florida       Total
----------------------   ------------   ------------   ------------
March 31, 2006           $     37,443   $          -   $     37,443
December 31, 2005              39,918            671         40,589
September 30, 2005             39,305            975         40,280
June 30, 2005                  39,677            869         40,546
March 31, 2005                 41,356            799         42,155
December 31, 2004              42,914            737         43,651
September 30, 2004             43,496            673         44,169
June 30, 2004                  43,045            514         43,559
March 31, 2004                 42,074            382         42,456

                                     Average Net                        Average Net
                           Open     Case Reserve                        Paid Claim
                           Claim      Per Open      Average Net       (Trailing Four
Three Months Ended         Count       Claim        Paid Claim       Quarter Average)
----------------------   --------   ------------   ------------      ---------------
March 31, 2006              2,976   $    120,400   $    108,100      $        78,800
December 31, 2005           2,991        122,400         69,100               75,900
September 30, 2005          3,109        119,100         77,300               67,900
June 30, 2005               3,211        116,300         72,500               68,200
March 31, 2005              3,344        114,900         85,800               65,200
December 31, 2004           3,342        117,000         50,500               59,300
September 30, 2004          3,803        103,300         78,100               60,800
June 30, 2004               3,885        100,100         61,000(1)            62,400
March 31, 2004              4,103         95,400         55,200               62,200

                                            Retention Ratio
                       --------------------------------------------------------
                       Three Months Ended     Year Ended     Three Months Ended
                         March 31, 2005          2005         March 31, 2006
                       ------------------   --------------   ------------------
Illinois                       68%                75%               79%
Kentucky                       61%                64%               80%
Michigan                       87%                84%               85%
New Mexico                     86%                89%               82%
Ohio                           84%                82%               85%
  Total (all states)           79%                82%               82%

    Notes:

All values, except net premiums earned, exclude experience from investment in Physicians Insurance Company (Florida).

(1) Average net paid claim data excludes the effect of Gerling Global commutation.

(Logo: http://www.newscom.com/cgi-bin/prnh/20020123/ACAPLOGO )

SOURCE  American Physicians Capital, Inc.
    -0-                             04/27/2006
    /CONTACT: Ann Storberg, Investor Relations of American Physicians Capital, Inc., +1-517-324-6629/
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20020123/ACAPLOGO
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.apcapital.com /
    (ACAP)